[GRAPHIC OMITED]

                   PROGEN REPORTS SOLID FINANCIAL PERFORMANCE


BRISBANE,  AUSTRALIA  FRIDAY  AUGUST  27TH 2004. Progen Industries Limited (ASX:
PGL, NASDAQ: PGLAF), a progressive Australian cancer drug development company, lodged its Appendix 4E preliminary final report to June 30th, 2004.

The Company completed the financial year with a solid financial performance reflecting concerted capital and resource management and a cash/cash equivalent balance totalling $14.3 million, up from $12.0 million last year. The increase in cash reserves was made possible by a private placement in November 2003 and the subsequent ongoing exercise of shareholder and employee options following strong share price performance. The proceeds from the divesture of the Life Science Division in November 2003 also contributed to the cash balance.

Excluding the increase in demand for PI-88 manufacture for clinical trials, contract manufacturing revenue has grown 8.6% year on year. Gross margin as a percentage of revenue doubled from 15.4% to 31.4% primarily due the more efficient use of labour resources. However, revenue growth from contract manufacturing going forward maybe mitigated somewhat due to the expected increase in PI-88 production requirements for the foreseeable future as both the Company and Medigen expand recruitment into respective PI-88 clinical trials.

Progen's Managing Director, Lewis Lee commented "Whilst the company is pleased to report a regulated cash burn of $5.3 million, which has allowed us to finish the financial year with a solid cash position, it is recognized that strategic company growth will require continued diligent application of capital. The contract manufacturing division is to be commended for their stand-alone contribution, again increasing revenue and profit margins while accommodating the increased demand for PI-88 production requirements."

"Several major milestones have been reached in our PI-88 clinical development program, including the successful completion of two Phase I trials and one Phase II trial and the launch of three new Phase II trials covering 20 medical centres across three countries. Expectations are high, as we hone our focus on the recruitment into the PI-88 Phase II clinical program in parallel with a PI-88 partnership drive. In addition, we are actively screening for potential new in licensing candidates in order to bolster the clinical pipeline, in tandem with in house drug discovery efforts to develop future clinical candidates, thereby setting the company up for the next stage of growth."


                                                                        Page 1/3

REVIEW AND RESULTS OF OPERATING                                                  2004            2003
                                                                        $        '000   $        '000

REVENUE FROM ORDINARY ACTIVITIES
Sales Revenue                                                                   3,490           4,779
Other Revenue from Ordinary Activities                                          1,529           1,285

REVENUE FORM NON - OPERATING ACTIVITIES
Revenue from sale of discontinued operation                                     1,174               -
Revenue from sale of non current investment                                         -           2,091
                                                                        ------------------------------

TOTAL REVENUE FROM OPERATING AND NON-OPERATING ACTIVITIES                       6,193           8,155
                                                                        ------------------------------

Loss from ordinary activities before equity accounting for interest in
associated entity and income tax expense                                       (4,964)         (5,899)

Share of net profit/(loss) of associate accounted for using the
equity method                                                                     183          (1,679)
                                                                        ------------------------------

Loss from ordinary activities before income tax expense                        (4,781)         (7,578)

Income tax expense                                                                  -               -
                                                                        ------------------------------

NET LOSS                                                                       (4,781)         (7,578)
                                                                        ==============================

Basic and diluted earnings per share                                     (14.6) cents    (31.1) cents

Net tangible assets per share                                              48.6 cents      48.6 cents

Net tangible assets                                                            16,780          14,631

END

ABOUT PROGEN:
Progen Industries Limited is an Australian based globally focused biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals for the treatment of cancer.

Progen's three key areas of expertise are:
- CLINICAL DEVELOPMENT - via a focused clinical trial programme involving its two lead compounds PI-88 and PI-166.
- DRUG DISCOVERY - projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.
- COMMERCIAL SERVICES - manufacturing of biopharmaceutical products to global standards.

KEYWORDS - Progen, cancer, PI-88, PI-166, angiogenesis, heparanase, contract manufacturing


                                                                        Page 2/3

WEB LINKS TO RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:
Linton Burns - New CFO Appointed           www.progen.com.au/?page=nepress2004.html
                                           ----------------------------------------
Phase II Liver Cancer Trial Launched       www.progen.com.au/?page=nepress2004.html
                                           ----------------------------------------
PI-88 Receives Orphan Drug Designation     www.progen.com.au/?page=nepress2004.html
                                           ----------------------------------------
1/2 Yr results & Avastin Approved          www.progen.com.au/?page=nepress2004.html
                                           ----------------------------------------
Third Phase II launched - Lung Cancer      www.progen.com.au/?page=nepress2004.html
                                           ----------------------------------------
Melanoma Phase II Trial Commenced          www.progen.com.au/?page=nepress2004.html
                                           ----------------------------------------
Achieves Efficacy Endpoint Phase II Trial  www.progen.com.au/?page=nepress2003.html
                                           ----------------------------------------
PI-88 mode of action                       www.progen.com.au/?page=repi-88.html
                                           ----------------------------------------
Progen's drug development pipeline         www.progen.com.au/?page=pihome.html
                                           ----------------------------------------
Progen Industries Ltd                      www.progen.com.au
                                           ----------------------------------------

CONTACTS:

PROGEN INFORMATION:
Sarah Meibusch                                 Lewis Lee
Business Development Manager                   Managing Director
Progen Industries Limited                      Progen Industries Limited
Sarah.Meibusch@progen.com.au                   Lewis.Lee@progen.com.au
-------------------------                      -------------------------
Ph:  61 7 3273 9100                            Ph: 61 7 3273 9100

FINANCIAL INFORMATION:
Linton Burns
Company Secretary and Chief Financial Officer
Progen Industries Limited
Linton.Burns@progen.com.au
--------------------------
Ph: 61 7 3273 9100

This press release contains forward-looking statements that are based on current management expectations. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.


                                                                        Page 3/3